PRESS RELEASE For further information, contact: David W. Pijor, Chairman and Chief Executive Officer Phone: (703) 436-3802 Email: dpijor@fvcbank.com Patricia A. Ferrick, President Phone: (703) 436-3822 Email: pferrick@fvcbank.com FOR IMMEDIATE RELEASE –October 6, 2022 FVCBankcorp, Inc. Appoints Marc N. Duber to Board of Directors Fairfax, VA-FVCBankcorp, Inc. (Nasdaq:FVCB) (the “Company”) today announced the appointment of Marc N. Duber to the Company’s board of directors on September 30, 2022, effective immediately. He has also been appointed as a director of the Company’s wholly-owned subsidiary, FVCbank. Mr. Duber possesses a wealth of knowledge, with over four decades of experience in the real estate development industry, providing the ability to support the Company’s vision and lend valuable contribution to the Board. He is the executive vice president and chief operating officer of The Bernstein Companies, one of the oldest commercial real estate firms in Washington, D.C., where he began his career in 1980. Mr. Duber focuses on strategic acquisitions, ground-up developments, investments, and managing its many hotel and commercial properties. Since 2019, Mr. Duber has served as the Chairman of the Board of Trustees of his alma mater, American University. Mr. Duber also dedicates time to many other causes in the metropolitan area including being the former Chairman of the Board at Washington Hospital Center, the largest and most comprehensive hospital serving the Washington area. He now serves on the Board of MedStar Health, Inc., the parent corporation of Washington Hospital Center where he chairs the philanthropy committee. Mr. Duber received his Bachelor of Science in Business Administration from the Kogod School of Business at American University. “I am thrilled to serve on the FVCBankcorp and FVCbank Boards of Directors,” said Mr. Duber. “I am energized by the leadership team’s focus on diversifying into new markets, and I am confident my background and knowledge in real estate portfolio management aligns well with these efforts.” “We are pleased to welcome Mr. Duber to our Board of Directors,” said David W. Pijor, Chairman and CEO. “His demonstrated expertise in overseeing private and commercial real estate portfolios complements our focus in the real estate lending sector. His strong history of community involvement and professional leadership leave him poised to further position FVCBankcorp and FVCbank for continued growth and measurable success.” About FVCBankcorp, Inc. FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $2.31 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington D.C., metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 9 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington D.C., and Baltimore, Bethesda, and Rockville, Maryland.

For more information about the Company, please visit the Investor Relations page of the Company’s website, www.fvcbank.com. ###